Exhibit 4.3

     Client Service Agreement with Continental Capital & Equity Corporation dated October 11, 1996


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[LETTERHEAD OF CCEC DOWN LEFT SIDE OF PAGE]

                            CLIENT SERVICE AGREEMENT

THIS AGREEMENT is made and entered into this 11th day of October, 1996 between CONTINENTAL CAPITAL & EQUITY CORPORATION, located at 2301 Maitland Center Parkway, Suite 100, Maitland, FL 32751, hereinafter sometimes referred to as
(CCEC) and CLASSICS RESTAURANTS INTERNATIONAL, INC., LOCATED AT 23091 GOVERNORS LAKE DRIVE, BUILDING 100, SUITE 500, NORCROSS GEORGIA 30071, HEREINAFTER SOMETIMES REFERRED TO AS, (THE "COMPANY").

WITNESSETH:

WHEREAS,  CCEC is a public  relations  and  direct  marketing  advertising  firm
specializing  in  the   dissemination  of  information   about  publicly  traded
companies, and

WHEREAS, the COMPANY intends to become publicly held with its common stock trading on one or more stock exchanges and/or over the counter or on NASDAQ, and

WHEREAS, the COMPANY desires to publicize itself with the intention of making its name and business better known to its shareholders, investors, and brokerage houses, and

WHEREAS, CCEC is willing to accept the COMPANY as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

         1. ENGAGEMENT: The COMPANY hereby engages CCEC to publicize the COMPANY to brokers, prospective investors and shareholders described in Section 2 of this agreement, and subject to the further provisions of this Agreement. CCEC hereby accepts the COMPANY as a client and agrees to publicize it as described in Section 2 of this agreement, but subject to the further provisions of this Agreement.

         2.  MARKETING PROGRAM:  Consists of the following components:
         (A) CCEC will review and analyze all aspects of the COMPANY'S GOALS and make recommendations on feasibility and achievement of desired goals.
         (B) CCEC will review all of the general information and recent filings from the Company and produce a 200,000 piece direct mail package to include an 11" X 17" self mailer and an ample number of corporate profiles so as to allow for one profile for each respondent to the original mailing. Profiles will be prepared in brokerage style format, both items to be approved by the COMPANY prior to final printing.
         (C) CCEC will provide through their network, firms and brokers interested in participating and schedule and conduct the necessary due diligence and obtain the required approvals necessary for those firms to participate. CCEC will also interview and make determinations on any firms or brokers referred by the COMPANY with regard to their participation.
         (D) CCEC will be available to the COMPANY to field any calls from firms and brokers inquiring about the Company.
         (E) CCEC will obtain the COMPANY exposure on national financial radio programming, and use its best efforts to obtain exposure in independent

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financial newsletters, and through on-line fax and Internet broadcast services.
         (F) CCEC will promote the COMPANY on the Worldwide Internet via CCEC's home web site (www.insidewallstreet.com).
         (G) CCEC SHALL write,  produce and release via  BusinessWire  up to six
(6) one page news releases upon request and coordination with the COMPANY. Any and all desired press releases exceeding the maximum of ten (10) one page news releases will be invoiced to the COMPANY at a cost of $600 per page.
         (H) CCEC shall ensure that all written material on or about the COMPANY shall be formally approved by the COMPANY in writing.

3. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until completion, which generally is expected to occur within three to four months.

4. COMPENSATION AND EXPENSES: In consideration of the services to be performed by CCEC, the COMPANY agrees to pay compensation to CCEC as follows:
         (A) $50,000, payable in cash upon execution of this Agreement; plus (B) 80,000 free trading shares, payable upon execution of this Agreement; plus (C) 50,000 restricted shares, payable upon execution of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY: The COMPANY represents and warrants to CCEC, each such representation and warranty being deemed to be material that:
         (A) THE COMPANY will cooperate with CCEC to enable CCEC to perform its obligations under this Agreement.
         (B) The execution and performance of this Agreement by the COMPANY has been duly authorized by the Board of Directors of the Company in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Company;
         (C) The performance by the COMPANY of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the COMPANY or any contractual obligation by which the COMPANY may be bound.
         (D) The COMPANY will promptly deliver to CCEC a complete due diligence package to include the latest 10K, latest 10Q, last 6 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.
         (E) The COMPANY will promptly deliver to CCEC a list of names and addresses of all shareholders of the COMPANY which it is aware.
         (F) The COMPANY will promptly deliver to CCEC a list of brokers and market makers of the Company's securities which have been following the COMPANY.
         (G) Because CCEC will rely on such information to be supplied it by the COMPANY, all such information shall be true, accurate, complete and not misleading, in all respects.
         (H) The COMPANY will act diligently and promptly in reviewing materials submitted to it by CCEC to enhance timely distribution of the materials and will inform CCEC in writing of any inaccuracies contained therein prior to the projected publication date.

6. DISCLAIMER BY CCEC: CCEC WILL BE THE PREPARER OF CERTAIN PROMOTIONAL MATERIALS. CCEC MAKES NO REPRESENTATION THAT (A) ITS SER-

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VICE  WILL  RESULT  IN ANY  ENHANCEMENT  TO THE  COMPANY  (B) THE  PRICE  OF THE
COMPANY'S PUBLICLY TRADED SECURITIES WILL INCREASE, (C) ANY PERSON WILL PURCHASE SECURITIES IN THE COMPANY, OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE COMPANY.

7. LIMITATION OF CCEC LIABILITY: If CCEC fails to perform its services hereunder, its entire liability to the COMPANY shall not exceed the lessor of the amount of cash compensation CCEC has received from the COMPANY under Section 4 of this agreement. IN NO EVENT WILL CCEC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT.

8. OWNERSHIP OF MATERIALS: All right, title and interest in and to materials to be produced by CCEC in connection with the contract and other services to be rendered under this Agreement shall be and remain the sole and exclusive property of CCEC, except that if the COMPANY pays the Compensation, as defined in Section 4 of this Agreement, it shall be entitled to receive upon written request, one (1) copy of all such materials.

9. CONFIDENTIALITY: Until such time as the same may become publicly known, CCEC agrees that any confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon written request of the COMPANY all materials, original documentation provided by the COMPANY will be returned to it. CCEC will, however, require Confidentiality Agreements from its own employees and from contractors CCEC reasonably believes will come in contact with confidential material.

10. NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail or by national overnight courier services. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to CCEC at:
         SUITE 100
         2301 MAITLAND CENTER PARKWAY
         MAITLAND, FL 32751

and to the Company at:
         3091 GOVERNORS LAKE DRIVE
         BUILDING 100, SUITE 500
         NORCROSS, GEORGIA 30071

Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

11. SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision, to the extent

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invalid,  illegal,  or  unenforceable,  and provided that such  provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and the Agreement shall be construed as if such provision had never been contained herein.

12. ARBITRATION: Any controversy or claim arising out of or relating to the Agent Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrators(s) may be entered in any court having jurisdiction thereof.

13.  MISCELLANEOUS:
         (A) EFFECTIVE DATE OF REPRESENTATIONS: Shall be no later than the date CCEC is prepared to distribute letters and/or brochures pursuant to the contract.
         (B) GOVERNING LAW: This Agreement shall be governed by and interpreted under the laws of the State of Florida where CCEC has been organized and this Agreement has been accepted by CCEC:
         (C) CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.
         (D) MULTIPLE COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Executed as a sealed instrument as of the last day and year shown hereunder.

CONFIRMED AND AGREED ON THE 28th DAY OF OCTOBER, 1996.

CONTINENTAL CAPITAL & EQUITY CORPORATION

By:/s/Dodi B. Zirkle                              /s/John R. Manion
         CCEC Representative                          CCEC Officer

   /s/Lisa Manion                                 /s/Lisa Manion
         Witness                                      Witness

CONFIRMED AND AGREED ON THE ______ DAY OF OCTOBER, 1996

CLASSICS RESTAURANTS INTERNATIONAL, INC.

By: /s/James R. Shaw                             /s/Caroline P. Anderson
         Duly Authorized                              Witness




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[Continental Capital Letterhead and Address Down Left Side of Page]

October 14, 1996

Mr. Bob Shaw
CLASSICS RESTAURANTS INTERNATIONAL, INC.
23091 Governors Lake Drive
Building 100, Suite 500
Norcross, Georgia 30071

RE:      ADDENDUM TO CLIENT SERVICE AGREEMENT

Dear Mr. Shaw:

This letter  shall serve as a formal  Addendum to the Client  Service  Agreement
(CSA), dated October 11, 1996, between  CONTINENTAL CAPITAL & EQUITY CORPORATION
(CCEC) AND CLASSICS RESTAURANT INTERNATIONAL, INC. (COMPANY) whereas Compensation and Expenses, as defined in Section 4 of the CSA, is amended as follows:

COMPENSATION AND EXPENSES: In consideration of the services to be performed by CCEC, the Company agrees to pay compensation to CCEC as follows:
         (A) $50,000, payable in cash upon execution of this Agreement; plus
         (B) 80,000 free trading shares, payable upon execution of this Agreement; plus
         (C) 50,000 restricted shares, payable upon execution of this Agreement.

It is further agreed that all compensation collected, inclusive of cash and liquidated free trading shares, in excess of $250,000 shall be credited towards payment of future CCEC services and/or as defined by the Company and agreed to by CCEC.

If this is also your understanding, please so indicate in the space provided below.

Best Regards,
CONTINENTAL CAPITAL & EQUITY CORPORATION

/s/John R. Manion
John R. Manion
President

Agreed to and Accepted this 15th day of October, 1996.

/s/Bob Shaw
BOB SHAW, CLASSICS RESTAURANT INTERNATIONAL, INC.

*contingent upon Classic Restaurants Int'l Inc. receiving $500,000 Private Placement
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